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                                                                    EXHIBIT 99.1

                                    AGREEMENT


         This agreement is entered into as of this 26th day of July, 2005, by and between John A. Van Singel, Linda M. Van Singel, Willard J. Van Singel and Van Singel Holdings, LLC, a Michigan limited liability company ("LLC") (collectively, the "Stockholders") and Royal Securities Co., a Michigan corporation ("Broker").

                                    RECITALS:

         The Stockholders, collectively, are the beneficial owners of 272,696.75 shares of common stock (the "Subject Shares") of O.A.K. Financial Corporation (the "Issuer").

         The Stockholders desire to liquidate their shares in the manner and on the terms set forth in this agreement.

         The Broker is a registered broker with the United States Securities and Exchange Commission (the "Commission"), the State of Michigan (the "State") and the National Association of Securities Dealers, Inc. ("NASD") (collectively, the "regulatory authorities").

         The Broker desires to assist the Stockholders in the disposition of their shares on the terms set forth in this agreement.

                                   AGREEMENT:

         In consideration of the forgoing recitals and the parties' respective rights and obligations hereunder, the parties agree as follows:

         1. The Stockholders hereby engage the Broker on an exclusive basis for the term of this agreement to sell all, but not less than all, of the Subject Shares and all other shares beneficially owned by the Stockholders during the term hereof (all of which shall be considered Subject Shares) in an Eligible Transaction (as defined below). For purposes of this agreement, beneficial ownership shall have the meaning given to such term in Rule 13d-3 promulgated by the Commission under the Securities Exchange Act of 1934 (the "1934 Act") (i.e., based upon voting and dispositive power with respect to shares of stock).

         2. For purposes of this agreement, an "Eligible Transaction" shall be a transaction in which the Subject Shares are sold for Eligible Stock (as defined herein), or a combination of cash and Eligible Stock, and which satisfies each of the following conditions (unless otherwise approved in writing by the Stockholders, in which case such transaction as so approved shall be an Eligible Transaction):

         o The total value of the consideration received by the Stockholders will be no less than $58 per share (based upon 2,034,691 shares outstanding, and adjusted on a proportionate basis for changes in the number of shares outstanding from time to time), and shall be no less than the highest per share consideration payable to any other holder of Issuer stock in the Eligible Transaction.

         o At least 95% of the consideration will be Eligible Stock, and all consideration will be paid at closing of the transaction.


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         o        The Stockholders (and all other beneficial owners of the
                  Subject Shares) will not be required to recognize any gain or loss for Federal tax purposes due to the receipt of Eligible Stock.

         o Neither the Stockholders nor any other beneficial owners of the Subject Shares shall have any obligation or liability to the buyer other than the obligation to effectuate the transfer of the Subject Shares upon closing of the transaction.

         3. For purposes of this agreement, "Eligible Stock" shall mean shares of common stock of a corporation that satisfies the following: (i) the corporation's common stock, as a class, is registered with the Commission under
Section 12(b) of the 1934 Act, (ii) the corporation's common stock, as a class, is registered for trading on the New York Stock Exchange or the NASDAQ National Market, and (iii) the average weekly reported volume of trading in the corporation's securities on the NYSE or the NASDAQ National Market during the four calendar weeks preceding an agreement to sell the Subject Shares is greater than the number of shares of stock to be received by the Stockholders in the transaction.

         4. Upon consummation of an Eligible Transaction (regardless of whether the buyer was introduced by the Broker or not), the Stockholders shall pay to the Broker for his services hereunder an amount equal to $0.25 per share of Subject Stock sold in the Eligible Transaction, provided if the Stockholders approve of an Eligible Transaction at a price below $58 per share (as adjusted based in a change in the number of outstanding shares), then the amount owing to the Broker upon consummation of such Eligible Transaction shall be $0.20 per share of Subject Stock sold in that Eligible Transaction. The compensation set forth herein shall be payable to the Broker only if the Eligible Transaction is consummated on or before the last day of the fourth month following the expiration of this agreement. No compensation will be payable to the Broker hereunder with respect to any transaction consummated after the fourth month following the expiration of this agreement.

         5. The term of this agreement shall be four months from the date set forth above, and shall automatically renew for an additional four months if before such date the Broker delivers to the Stockholders a bona fide, written expression of interest in an Eligible Transaction signed by a potential buyer of the Subject Shares.

         6. The Stockholders shall not sell, transfer, pledge or otherwise dispose of any of the Subject Shares during the term of this agreement. The Stockholders preserve the exclusive right to vote the Subject Shares, and hereby agree to vote them in favor of an Eligible Transaction, if a vote is required.

         7. The Stockholders shall indemnify the Broker from and against all losses and liabilities arising as a direct result of the Broker's actions as a broker on their behalf under this agreement, unless any losses or liabilities are attributable to the Broker's failure to comply with any terms of the agreement or any laws, regulations or rules applicable to the Broker's actions hereunder, or are attributable to the Broker's gross negligence or willful misconduct. This indemnity shall not extend to Broker's costs of complying with, or costs or liabilities arising out of noncompliance with, investigations or procedures undertaken by or on behalf of any regulatory authority.

         8. The Stockholders and the Broker acknowledge that the execution and delivery of this agreement requires each of them to file a Schedule 13D (or to amend an existing filing) with the Commission, promptly following execution of this agreement (but not later than ten days


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following execution of this agreement). The Stockholders and the Broker agree to cooperate with each other in making those filings or amendments. Each party shall pay its own costs related to those filings. The Stockholders and the Broker acknowledge and agree that they shall not vote or direct the voting of the Subject Shares, or acquire an additional beneficial ownership interest in any equity security of the Issuer, for a period commencing with the date of this agreement and ending ten days after the date on which their respective Schedule 13D is filed or amended.


                        /s/ Willard J. Van Singel
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                              Willard J. Van Singel, individually and as trustee


                        /s/ John A. Van Singel
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                            John A. Van Singel, individually and as custodian of
                            UGMA for Daniel Van Singel


                        /s/ Linda M. Van Singel
                        --------------------------------------------------------
                            Linda M. Van Singel, individually


                        VAN SINGEL HOLDINGS, LLC


                        By:  /s/ Willard J. Van Singel
                             ---------------------------------------------------
                             Willard J. Van Singel, a member


                        ROYAL SECURITIES CO


                        By:  /s/ Gregory E. V. Dodgson
                             ---------------------------------------------------
                             Gregory E. V. Dodgson, Authorized Representative


                        By:  /s/ Richard Mellema
                             ---------------------------------------------------
                             Richard Mellema, General Manager